Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II)             WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

December 23, 2020

George Scangos, Ph.D.

CEO & Director

Vir Biotechnology, Inc.

499 Illinois Street, Suite 500

San Francisco, CA 94158

RE: Collaboration and License Agreement by and among Vir Biotechnology, Inc. and Alnylam Pharmaceuticals, Inc. effective October 16, 2017, as amended by letter agreement dated November 13, 2018, Amendment No. 1 to the Collaboration and License Agreement effective December 17, 2019, Amendment No. 2 to the Collaboration and License Agreement effective March 3, 2020 (“Amendment No. 2”) and Amendment No. 3 to the Collaboration and License Agreement effective April 1, 2020 (“Amendment No. 3”) (the “Collaboration Agreement”).

Dear George,

Pursuant to Amendment No. 2 and Amendment No. 3 the Parties agreed to add the COV Target and the Host Factor Targets (collectively, the “COV ID Collaboration Targets”) to the Collaboration. Until completion by Alnylam of additional pre-clinical studies of the lead RNAi Product(s) Directed to the COV Target, the Parties desire to modify the funding and governance provisions of the Collaboration Agreement as they pertain to the Programs for the COV Target and the Host Factor Targets. This letter memorializes Alnylam’s and Vir’s agreement with respect thereto.

In consideration of the respective covenants and agreements in this letter, Alnylam and Vir agree as follows:

1.	Capitalized terms used in this letter and not otherwise defined have the meanings ascribed to such terms in the Collaboration Agreement.
2.

The Parties acknowledge and agree that commencing on July 1, 2020 Alnylam has borne all the Program Costs for the Development Plans for the ID Programs for the COV ID Collaboration Targets (the “COV Programs”) in effect prior to the date of this letter.

3.

From the date of this letter, Alnylam will perform the pre-clinical research activities for the COV Target set forth in the DC Workplan attached hereto as Appendix A (the “COV Workplan”). Alnylam will bear 100% of the Program Costs for the COV Workplan from the date of this letter. Vir will not be responsible for activities or deliverables under the COV Workplan unless and to the extent explicitly agreed in writing by the Parties.

4.

The JSC will have no oversight responsibilities with respect to the COV Workplan, however Alnylam may consult the JSC from time to time regarding the COV Workplan and will report to the JSC from time to time on progress and results with respect to the COV Workplan. Alnylam may amend the COV Workplan or may suspend or terminate work under the COV Workplan at

1

any time in its sole discretion upon notice to the JSC. For the avoidance of doubt, Vir will not have a Program Option with respect to any COV ID Collaboration Target.
5.

Alnylam will notify the JSC of completion of the COV Workplan and provide the JSC with all data and information generated under the COV Workplan not previously provided to the JSC. Within [***] after completion of the COV Workplan Alnylam will notify the JSC if Alnylam selects an RNAi Product Directed to the COV Target as a Development Candidate (“DC Notice”).

6.

If Alnylam selects an RNAi Product directed to the COV Target as a Development Candidate, then the Parties will negotiate in good faith for a [***] after the DC Notice date (the “Negotiation Period”) an agreement between the Parties with respect to the COV Target.

7.

If (a) Alnylam terminates the COV Workplan prior to completion or (b) after completion of the COV Workplan Alnylam notifies Vir that it will not select an RNAi Product Directed to the COV Target as a Development Candidate or (c) the Parties are unable to agree upon a definitive agreement with respect to the COV Target within the Negotiation Period, then (notwithstanding that Vir does not have a Program Option with respect to the COV ID Collaboration Targets) the second sentence of Section 4.1(b) of the Collaboration Agreement will apply to the COV Programs, it being understood and agreed that no Program Costs with respect to the COV Programs are reimbursable to Alnylam after July 1, 2020 and that Vir’s obligation in clause (z) of Section 4.1(b) of the Collaboration Agreement shall apply for [***] from the date of termination of the COV Workplan, the date of Alnylam’s notice in clause (b) above or the expiration of the Negotiation Period, as the case may be.

8.

Nothing in this letter agreement is intended to operate as a waiver of any claims either Party may have against the other Party arising prior to the date of this letter agreement, including any claims arising prior to the date of this letter agreement with respect to the performance of the Parties under the Collaboration Agreement. Any delay in enforcing a party’s rights under this letter agreement or the Collaboration Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this letter agreement or the Collaboration Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

9.

This letter agreement will be governed by and interpreted in accordance with the law of the State of New York, U.S.A., without reference to any principles of conflicts of laws to the contrary. The United Nations Convention on Contracts for the International Sale of Goods will not apply to the transactions contemplated by this letter agreement. Except as specifically amended by this letter agreement, the terms and conditions of the Collaboration Agreement shall remain in full force and effect. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by PDF shall be treated as original signatures. Except to the extent expressly provided herein, the Collaboration Agreement, as amended by this letter agreement, together with the Commitment Letter between the Parties entered into on the Commitment Letter Date and the Stock Purchase Agreement, including all appendices, exhibits and schedules to each of the foregoing, constitute the entire agreement between the Parties relating to the subject matter of the Collaboration Agreement and supersedes all previous oral and written communications, including all previous agreements, between the Parties.

2

If you agree with the foregoing, please sign below and return a copy to my attention.

Sincerely,

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Yvonne Greenstreet
Yvonne Greenstreet
Chief Operating Officer

Acknowledged and agreed by

VIR BIOTECHNOLOGY, INC.

By:
Name:	George Scangos
Title:	CEO and President
Date:

3

If you agree with the foregoing, please sign below and return a copy to my attention.

Sincerely,

ALNYLAM PHARMACEUTICALS, INC.

By:
Yvonne Greenstreet
Chief Operating Officer

Acknowledged and agreed by

VIR BIOTECHNOLOGY, INC.

By:	/s/ George Scangos
Name:	George Scangos
Title:	CEO and President
Date:

4

Appendix A

[***]

CONFIDENTIAL	5